Exhibit 99.1

675 Bering Drive, Suite 400

Houston, Texas  77057

713-830-9600

CONTACT:	William George Chief Financial Officer (713) 830-9600

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA ANNOUNCES ACQUISITION

- Agrees to Acquire BCH Holdings family of companies in Tampa, Florida -

Houston, TX — February 23, 2017 — Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of commercial, industrial and institutional heating, ventilation and air conditioning (“HVAC”) services, today announced that it has entered into a definitive agreement to acquire the BCH Holdings, Inc. family of companies (“BCH”) headquartered in Tampa, Florida.

BCH is a regional mechanical contractor based in Tampa, Florida.  BCH engages in a broad range of mechanical contracting projects and services in Central Florida, and conducts service operations in 10 states throughout the southeast.  Initially BCH is expected to contribute annualized revenues of approximately $100 million to $110 million at profitability levels that are generally equal to or above those currently experienced by existing Comfort Systems USA operations.

The transaction is expected to close on or about April 1, 2017 and is subject to customary closing conditions, including expiration or termination of the limitations imposed under the Hart-Scott-Rodino Act.  In light of the required amortization expense related to intangibles and other costs associated with the transaction, the acquisition is expected to make a neutral to slightly accretive contribution to earnings per share during the first 12 to 18 months after the acquisition.

Brian Lane, Comfort Systems USA’s Chief Executive Officer, commented, “We are extremely happy to announce that BCH and its extraordinary team of professionals will be joining Comfort Systems USA.  BCH has a fantastic reputation and consistent track record of providing extraordinary outcomes for its customers in industrial, medical and commercial markets.”

Daryl Blume, BCH principal owner and President, commented, “My team had multiple options as we sought to position our organization for the future.  We chose Comfort Systems USA because we believe that partnership is clearly the best way to improve our customer offering and provide opportunities and growth for our employees and stakeholders.  We expect a bright future together.”

Brian Lane concluded, “BCH brings top-notch capabilities, resources and leadership, and we believe that BCH will continue to grow and improve.  We also expect that interaction between our existing companies and BCH will strengthen and improve both in the coming years.”

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 91 locations in 84 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.

Certain statements and information in this press release may constitute forward-looking statements regarding our future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historic in nature. These forward-looking statements are based on the current expectations and beliefs of Comfort Systems USA, Inc. and its subsidiaries (collectively, the “Company”) concerning future developments and their effect on the Company. While the Company’s management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Company will be those that it anticipates. All comments concerning the Company’s expectations for future revenue and operating results are based on the Company’s forecasts for its existing operations and do not include the potential impact of any future acquisitions. The Company’s forward-looking statements involve significant risks and uncertainties (some of which are beyond the Company’s control) and assumptions that could cause actual future results to differ materially from the Company’s historical experience and its present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the use of incorrect estimates for bidding a fixed-price contract; undertaking contractual commitments that exceed the Company’s labor resources; failing to perform contractual obligations efficiently enough to maintain profitability; national or regional weakness in construction activity and economic conditions; financial difficulties affecting projects, vendors, customers, or subcontractors; the Company’s backlog failing to translate into actual revenue or profits; failure of third party subcontractors and suppliers to complete work as anticipated;  difficulty in obtaining or increased costs associated with bonding and insurance; impairment to goodwill; errors in the Company’s percentage-of-completion method of accounting; the result of competition in the Company’s markets; the Company’s decentralized management structure; material failure to comply with varying state and local laws, regulations or requirements; debarment from bidding on or performing government contracts; shortages of labor and specialty building materials; retention of key management; seasonal fluctuations in the demand for mechanical systems; the imposition of past and future liability from environmental, safety, and health regulations including the inherent risk associated with self-insurance; adverse litigation results; an increase in our effective tax rate; an information technology failure or cyber security breach; and other risks detailed in our reports filed with the Securities and Exchange Commission.

For additional information regarding known material factors that could cause the Company’s results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.